Exhibit j(2)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A of Fidelity Boston Street Trust: Fidelity Target Timeline 2001 and Fidelity Target Timeline 2003, of our report dated September 10, 1998 on the financial statements and financial highlights included in the July 31, 1998 Annual Report to Shareholders of Fidelity Target Timeline 2001 and Fidelity Target Timeline 2003.

We further consent to the reference to our Firm under the heading
"Financial Highlights" in the Prospectus.

       /s/PricewaterhouseCoopers LLP
       PricewaterhouseCoopers LLP

Boston, Massachusetts
September 23, 1999